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                                                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Trustee
Archstone-Smith Operating Trust:

We consent to the use of our reports dated January 24, 2003, except as to Note 18, which is as of February 12, 2003, relating to the consolidated balance sheets of Archstone-Smith Operating Trust and subsidiaries (formerly known as Archstone Communities Trust) as of December 31, 2002 and 2001, and the related consolidated statements of earnings, unitholders' equity, other common unitholders' interest and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement/prospectus.

                                               /s/    KPMG LLP

Denver, Colorado
March 20, 2003